UHY McGovern Hurley LLP
Chartered Professional Accountants

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Toronto, Ontario
M2J 4R3
Canada

Tel 416-496-1234
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February 1, 2019

United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentleman:

We have read the statements under Item 4.01 in the Form 8-K dated February 1, 2019, of Canaquest Medical Corp. (formerly Algae Dynamics Corp.) (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to agree or disagree with the other statements made by the Company in the Form 8-K.

Yours truly,

UHY McGovern Hurley LLP

UHY McGovern Hurley LLP

Chartered Professional Accountants
Licensed Public Accountants